Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2019 (November 8, 2019 as to the convenience translation described in Note 2) relating to the financial statements of GSX Techedu Inc., its subsidiaries, its consolidated variable interest entity (“VIE”) and VIE’s subsidiaries as of and for the two years in the period ended December 31, 2018 appearing in Registration Statement No. 333-234755 on Form F-1 of GSX Techedu Inc.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

December 2, 2019